Exhibit 10.2
July 26, 2018
John B. Henneman, III

Re: Separation and Release Agreement
Dear Jack:
This letter sets forth the terms of the separation agreement (the “Agreement”) that NewLink Genetics Corporation (the “Company”) is offering to aid in your employment transition.
1. Transition and Separation Date.

(a) Transition Period. You hereby resign as Chief Financial Officer and Secretary of the Company, and from any other office or position you may hold with the Company or any affiliated entity, effective as of July 26, 2018. From such date through the “Separation Date” (as defined below) (the “Transition Period”), you will serve as the Company’s Chief Administrative Officer with responsibility over the law and human resources functions of the Company, and will provide transition assistance over the finance function as may be requested by the Company’s Chief Executive Officer or new Chief Financial Officer. The “Separation Date” shall be the earlier of November 9, 2018 or the date your employment with the Company ends pursuant to Section 9 of your Employment Agreement with the Company dated December 31, 2015 (the “Employment Agreement”). On the first regular payroll date after the Separation Date, the Company will pay you all accrued base salary and all remaining accrued but unused vacation earned for your services through the Separation Date, less applicable payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
(b) Employment Agreement. During the Transition Period, and except as modified by this Agreement, the terms of the Employment Agreement (including Section 4 (Base Salary) and Section 7 (Other Benefits) thereof) shall continue in effect; provided, however, that (i) Section 2 of the Employment Agreement shall not restrict you from service on boards of directors or engaging in activities outside the Company so long as such activities do not interfere with your responsibilities during the Transition Period (subject to your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement with the Company (the “Proprietary Information Agreement” attached hereto as Exhibit A)), and (ii) Section 9(g) and Section 10 of the Employment Agreement shall not apply.
2. Expense Reimbursements. You agree that, within forty-five (45) days of the Separation Date, you will submit to the Company your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

3. Severance Benefits. In consideration for the general release of claims and the ADEA Waiver you are providing in Section 12 (Release of Claims; ADEA Waiver) of this Agreement, and for all other promises you are making and obligations you are undertaking by entering into this Agreement, allowing it to become fully effective and non-revocable, and for complying with its terms, the Company shall provide you with the severance payments and benefits (collectively, the “Severance Benefits”) described below. Except as expressly provided otherwise, all cash benefits shall be paid subject to applicable payroll deductions and withholdings.
(a) Cash Severance.

Exhibit 10.2
(i) Initial Severance Payment. On the first regularly scheduled payroll pay date after the Effective Date (as defined in Section 12(e) (ADEA Waiver) of this Agreement), the Company will pay you a lump sum severance payment of $42,360.00 (the “Initial Severance Payment”), reflecting the difference between your annual salary before your voluntary July 2017 pay reduction, and your current annual salary.
(ii) 2018 Bonus. The Company also will pay you a bonus for your 2018 services (the “Bonus Payment”) calculated as follows: (i) $152,496 (representing eleven-twelfths of your Target Bonus as set forth in your Employment Agreement based on your current salary level), multiplied by the percentage completion of the Company’s 2018 corporate goals (“2018 Goals”) (and assuming, for these purposes, 100% completion of your individual goals). You understand and agree that the Board of Directors of the Company (the “Board”) may revise the 2018 Goals at any time to reflect developments during the course of 2018, and that the Board’s decision regarding any revisions to its 2018 Goals, and/or the percentage completion of those Goals, shall be final and binding, provided that any such changes result in a percentage of completion no lower than that determined for incumbent executives. The Bonus Payment will be paid to you at the same time 2018 bonuses are paid to other executives, but not later than March 15, 2019.

(iii) Continuation Payments. Consistent with the severance provisions set forth in Sections 9(g) and 11 of the Employment Agreement, the Company will pay you cash severance in the form of continuing payment of your current base salary for a period of twelve (12) months, paid on the Company’s customary payroll schedule, beginning on the first payroll schedule after the Separation Date (the “Salary Continuation Payments”); provided, however, that, as required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), the Salary Continuation Payments shall not commence until the first regularly scheduled payroll date that is six (6) months after the Separation Date (the “Deferred Initial Payment Date”), on which date the Company will pay to you (or your beneficiaries) a lump sum amount equal to the sum of the Salary Continuation Payments otherwise scheduled to be made prior to the Deferred Initial Payment Date. The remaining Salary Continuation Payments shall be paid on the Company’s regular payroll payment dates thereafter until paid in full. No interest will be paid to you on any amounts for which payment is delayed pursuant to the foregoing provision. Notwithstanding the foregoing, in the event that Separation Date occurs prior to November 9, 2018 for any reason other than your resignation, the period of Salary Continuation Payments shall be extended by the number of days between the Separation Date and November 9, 2018.

(b) Healthcare Continuation Coverage Payments.

(i) COBRA Premiums. As an additional severance benefit, if you timely elect continued COBRA coverage under the Company’s group health plan (including any dental and/or vision coverage), the Company will reimburse you for the COBRA premiums you pay to continue such coverage (including coverage for any eligible dependents, if applicable) (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) expiration of the period of Salary Continuation Payments (as such period may be extended pursuant to Section 3(a)(iii) above); (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you shall immediately provide written notification of such event to the Company’s Human Resources Manager. You

Exhibit 10.2
must submit to the Company documentary proof of the fact and amount of any COBRA Premiums paid within sixty (60) days of making such payment, in order to be reimbursed hereunder. Reimbursements will be paid within thirty (30) days of submission.
(ii) Alternative Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, that it cannot reimburse the COBRA Premiums without a substantial risk of violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall pay you, on the first day of each calendar month following such determination, a fully taxable cash payment which, after taxes, is equal to the COBRA Premium amount the Company would have otherwise reimbursed you for that month (assuming a 37% tax rate) (such amount, the “Alternative Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Alternative Cash Payments toward the cost of COBRA premiums.

(c) Equity. You have been granted options to purchase shares of the Company’s common stock (the “Options”) and certain restricted stock units (the “RSUs,” and together with the Options, the “Awards”) pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). Under the terms of the applicable governing agreements and Plan documents, vesting of any unvested Awards would cease on the Separation Date. As an additional severance benefit, the Company will: (i) accelerate the vesting of the outstanding and unvested Awards set forth on Exhibit B (the “Subject Awards”) so that you are credited with an additional twelve (12) months of vesting as of the Separation Date (or for the period of Salary Continuation Payments if longer due to extension of the period of Salary Continuation Payments pursuant to Section 3(a)(iii) above) (the “Accelerated Vesting”); and (ii) extend the exercise period under the governing agreements and Plan documents so that you have until November 8, 2020 to exercise any vested Subject Awards (including any Awards accelerated hereunder) (the “Extended Exercise Period”). The vesting of your other Awards will cease as of the Separation Date and the exercise period of such Awards will remain unchanged. To the extent that any performance criteria under any Award have not been satisfied as of the Separation Date, such Awards shall terminate as of the Separation Date. Except as expressly provided in this Section, the Options and RSUs will continue to be governed by the terms of the governing agreements and Plan documents. You acknowledge and agree that the Extended Exercise Period may convert any portion of the Options that were incentive stock options into non-qualified stock options, thereby changing their tax treatment; and you should seek advice from your own tax advisors about this extension.

(d) 409A Compliance. It is intended that the Severance Benefits provided to you hereunder comply with, or be exempt from, Section 409A, and that any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be interpreted in a manner that complies with the Section 409A requirements. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the period of time you could sign this Agreement crosses over two calendar years, the Agreement shall be deemed to have become effective on the last possible date it could become effective.

Exhibit 10.2
4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive after the Separation Date any additional compensation, severance or benefits, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, incentive compensation, commissions or equity (other than as provided or referenced herein) from the Company.

5. Proprietary Information, Non-Solicitation and Non-Competition Obligations. You acknowledge and agree to abide by your continuing obligations under the Proprietary Information Agreement after the Separation Date to the extent provided therein, including but not limited to your obligations not to use or disclose any confidential or proprietary information of the Company, to comply with your post-employment non-competition and non-solicitation restrictions and to return company property; provided that you shall be permitted to purchase and retain your Company-provided cellphone, computer and any related equipment for their respective book value.

6. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Nothing herein shall alter any corporate or other reporting right or obligations applicable to the Company.

7. Non-Disparagement. Both you and the Company (through its officers and directors only, and only for so long as they serve in such capacities) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information from the Company’s Chief Executive Officer or any member of the Board or when required by legal process.

8. Public Statements. Both the Company and you shall respond to third party inquiries, and the Company shall issue a press release, effectively stating that you have resigned from your position as Chief Financial Officer on the date set forth above. The content of such press release will be as mutually agreed upon by you and the Company.

9. References. In response to any request for references from a prospective employer, the Company will verify only your last job title and dates of employment.

10. Cooperation.

(a) Transition Briefings. Through October 31, 2019, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, transitioning any work relationships and providing oral and written briefings (as requested) with respect to any past or present work activities and institutional knowledge, to such other persons as may be designated by the Company. You agree to make yourself available to respond to such inquiries with reasonable promptness, either telephonically or by email (as requested), unless the Company requests that you come to the Company for such discussion or to review certain documents or materials related to the inquiry. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary,

Exhibit 10.2
or other compensation), and will make reasonable efforts to accommodate your schedule.

(b) No Voluntary Adverse Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any third party (including both persons and entities) in connection with any claim or cause of action of any kind brought against, or being prepared against, the Company by any third party, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that nothing herein shall limit or restrict your right to engage in any of the protected activities described in Section 13 (Protected Rights) below.

(c) Other Voluntary Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during your employment with the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
11. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

12. Releases of Claims. On the Separation Date, and subject to the parties’ re-execution of the Agreement as of such date, the following releases (the “Releases”) shall become effective.

(a) Henneman Release of Claims. In exchange for the Severance Benefits, including the Initial Severance Payment, the Salary Continuation Payments, the Bonus, the reimbursement of your COBRA Premiums (or Alternative Cash Payments), the Accelerated Vesting, the Extended Exercise Period, and all other consideration provided to you by the Company under this Agreement that you would not otherwise be entitled to receive (the “Release Consideration”), you agree to the terms below.
(i) General Release. You hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, consultants, shareholders, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(ii) Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising from or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company (except as expressly provided in this Agreement), including but not limited to salary, bonuses, commissions, vacation pay, PTO, expense reimbursement, severance pay, fringe benefits, profit sharing, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to any claims arising under or based on your initial employment offer letter or subsequent Employment Agreement (including claims for severance benefits thereunder); (4) all tort claims, including but not

Exhibit 10.2
limited to claims for battery, negligence, fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims in all jurisdictions, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (together, the “ADEA”), the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act (and all similar state and local laws), the Iowa Civil Rights Act of 1965, the Iowa Wage Payment Collection Law, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code, and any statute or regulation administered by the Texas Workforce Commission.

(iii) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) rights to apply for unemployment insurance benefits; (2) rights to workers’ compensation disability benefits, claims and payments, if applicable; (3) rights with respect to outstanding equity awards granted to you by the Company; (4) any rights or claims for indemnification pursuant to any written indemnification agreement with the Company to which you are a party, or under Company bylaws or articles, or under applicable law; (5) any rights to coverage under any directors and officers liability insurance policy maintained by the Company; (6) any rights which are not waivable as a matter of law; and (7) any claims for breach of this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Released Claims.

(b) ADEA Waiver. You further specifically agree that, as part of the Released Claims, you are releasing any claims that you could assert under the ADEA (the “ADEA Waiver”). You acknowledge that: you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA; that the Release Consideration is being given in partial consideration for the ADEA Waiver; and that the Release Consideration is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (1) this ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (2) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (3) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (4) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (in a written revocation provided to and received by the Company’s CEO within the 7-day revocation period); and (5) the Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you have not timely revoked it (the “Effective Date”). You understand and agree that, if you revoke the ADEA Waiver, you will not be entitled to the Release Consideration.
(c) Company Release of Claims. In exchange for you entering into this Agreement, including providing the releases of claims and the ADEA Waiver set forth above, the Company hereby generally and completely releases you of and from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement; provided, however, that nothing herein shall release or waive: (1) any rights the Company has under this Agreement or the Proprietary Information Agreement (attached as Exhibit A); (2) any claims arising out of your obligations to protect and not to disclose or make unauthorized use of any of the Company’s confidential and proprietary information, including but not limited to claims under the Uniform Trade Secret Act or the Proprietary Information Agreement; or (3) any claims (whether direct or for indemnification or contribution) arising from any

Exhibit 10.2
willful material misconduct by you which constitutes theft, fraud, embezzlement, conversion of a business opportunity, or unlawful harassment. The Company hereby represents that it is not aware of any actual or potential claim against you that would be excluded from the foregoing release pursuant to either clauses (2) or (3) above.
13. Protected Rights. Nothing in this Agreement shall prevent you from challenging the validity of the release of claims provided herein in a legal or administrative proceeding. You further understand that nothing in this Agreement (including, without limitation, Section 6 (Confidentiality), Section 7 (Non-Disparagement) and Section 12 (Releases of Claims) above): limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); prevents any party from providing information or disclosing the fact or terms of this Agreement as part of any government investigation: or prohibits any party from reporting possible violations of law or regulation to any Government Agencies or self-regulating entity under applicable law (including, but not limited to, the U.S. Securities and Exchange Commission’s Whistleblower Rule, of Section 21F of the U.S. Securities Exchange Act of 1934, as amended). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any of the Released Claims and any rights you have waived by signing this Agreement.

14. Representations. You hereby represent that, except for amounts to be paid to you under this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15.  General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter (including but not limited to your Employment Agreement with the Company). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Iowa without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, must be in writing to be effective and shall not be deemed to be a waiver of any successive or other breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile, .PDF and electronic signatures shall be equivalent to original signatures.

To accept the terms set forth above (except for Section 12 hereof), please sign and date this

Exhibit 10.2
Agreement and return the fully‑executed Agreement to the Company by July 26, 2018. In addition, the Severance Benefits and the Releases are subject to your re-execution of this Agreement on the Separation Date. The Releases in Sections 12(c) shall become effective upon re-execution of this Agreement by that Company as of the Separation Date.
We wish you the best in your future endeavors.
Sincerely,
NewLink Genetics Corporation
By: _/s/ Charles J. Link, Jr. M.D.
Charles J. Link, Jr., M.D.
Chairman, Chief Executive Officer, and Chief Scientific Officer
Understood, Accepted and Agreed:
_/s/ John B. Henneman, III
John B. Henneman, III
___7/26/2018
Date
Re-Executed as of Separation Date:

NewLink Genetics Corporation
By: ____________________________________________________
Authorized Signatory
_______________________________________________________
Date
_______________________________________________________
John B. Henneman, III
_______________________________________________________
Date

Exhibit A -Proprietary Information Agreement
Exhibit B -Options and RSUs Subject to Twelve-Month Acceleration and Extended Exercise Period

Exhibit 10.2
Exhibit A
Proprietary Information Agreement

Exhibit 10.2

Exhibit B
Options Subject to Twelve-Month Acceleration and Extended Exercise Period

Grant Date	Grant Number	Options	Option Price
10/1/2014	100836	17,428	22.95
10/1/2014	100836N	191,822	22.95
1/2/2015	100941	136	43.65
1/2/2015	100941N	6,364	43.65
1/4/2016	101037	3,674	34.73
1/4/2016	101037N	42,677	34.73
8/9/2016	101242N	150,000	10.78
1/3/2017	101382	7,731	10.55
1/3/2017	101382N	61,019	10.55
1/3/2017	800008	17,188	10.55
1/3/2017	800011	17,187	10.55
1/3/2017	800009	17,188	10.55
1/3/2017	800010	17,187	10.55
3/9/2018	800014-1	14,625	7.85
3/9/2018	800014-1N	46,375	7.85
3/9/2018	800014-2	10,163	7.85
3/9/2018	800014-5	15,250	7.85
3/9/2018	800014-6	15,250	7.85
3/9/2018	800014-4	10,174	7.85
3/9/2018	800014-3	10,163	7.85

RSUs Subject to Twelve-Month Acceleration and Extended Exercise Period

Award Date	Award Number	RSUs
10/1/2014	300042	10,198
1/2/2015	300045	500
1/4/2016	300070	8,101